Exhibit 99.1

M/I Homes Reports
2022 Second Quarter Results

Columbus, Ohio (July 27, 2022) - M/I Homes, Inc. (NYSE:MHO) announced results for the three and six months ended June 30, 2022.

2022 Second Quarter Highlights:
•Revenue increased 8% to $1.0 billion, a second quarter record
•Pre-tax income increased 29% to $182 million, an all-time quarter record
•Net income, an all-time quarter record, increased 27% to $137 million ($4.79 per diluted share) from
2021’s $108 million ($3.58 per diluted share)
•Homes delivered decreased 6% to 2,133 and average sales price increased 16% to $477,000
•New contracts of 1,820, down 20% with average community count down 8%
•Backlog units decreased 5% to 5,213
•Backlog sales value increased 9% to $2.7 billion, a second quarter record
•Shareholders’ equity reached an all-time record of $1.8 billion, a 24% increase from a year ago, with book value per share of $66
•Homebuilding debt to capital ratio of 28% compared to 31% at June 30, 2021
•Return on equity improved to 27%

For the second quarter of 2022, the Company reported pre-tax income of $182.2 million and net income of $136.8 million, or $4.79 per diluted share. This compares to pre-tax income of $141.3 million and net income of $107.6 million, or $3.58 per diluted share, for the second quarter of 2021. For the six months ended June 30, 2022, net income increased 19% to $228.7 million, or $7.93 per diluted share, compared to $192.5 million, or $6.43 per diluted share, for the same period of 2021.

Homes delivered in 2022’s second quarter decreased 6% to 2,133 homes. This compares to 2,258 homes delivered in 2021’s second quarter. Homes delivered for the six months ended June 30, 2022 decreased 8% to 3,956 from 2021’s deliveries of 4,277. New contracts for the second quarter of 2022 decreased 20% over 2021’s 2,267 new contracts. For the first six months of 2022, new contracts decreased 19% to 4,334 compared to 5,376 in 2021. Homes in backlog at June 30, 2022 had a total sales value of $2.7 billion, a 9% increase from a year ago. Backlog units at June 30, 2022 decreased 5% to 5,213 homes, with an average sales price of $519,000. At June 30, 2021, backlog sales value was $2.5 billion, with backlog units of 5,488 and an average sales price of $454,000. M/I Homes had 168 communities at June 30, 2022 compared to 175 communities at June 30, 2021. The Company's cancellation rate was 11% in the second quarter of 2022 compared to 7% in the second quarter of 2021.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “At a time of rapidly changing market conditions, we had a very strong quarter highlighted by record quarterly net income of $137 million, 27% better than a year ago, and a 34% increase in earnings per diluted share. These record earnings resulted in our return on equity improving to 27%. Our revenues increased 8% to a second quarter record $1 billion, with gross margins improving by 220 basis points to 27.3%, and SG&A improving by 70 basis points to 9.7%, all leading to a pretax income margin of 17.5%. Our backlog sales value at June 30 increased 9% to a second quarter record $2.7 billion.”

Mr. Schottenstein continued, “During the quarter, we began experiencing a moderation in demand due to the unprecedented rapid rise in interest rates and continued inflationary pressures across the economy. Clearly, there is growing uncertainty on a number of fronts and choppy market conditions may persist for some time. Still, our financial condition is very strong. We ended the quarter with record shareholders’ equity of $1.8 billion, an increase of 24% over last year, book value of $66 per share, cash of $189 million, zero borrowings on our $550 million credit facility, and a homebuilding debt to capital ratio of 28%. Additionally, housing fundamentals remain solid with an undersupply of available homes and favorable demographics. Looking ahead, we believe we are well positioned to manage through these changing and uncertain times given the strength of our balance sheet, low debt levels, record backlog sales value, diverse product offerings and well-located communities.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through July 2023.

M/I Homes, Inc. is one of the nation’s leading homebuilders of single-family homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina and Nashville, Tennessee.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions”, “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Ann Marie W. Hunker, Vice President, Chief Accounting Officer and Controller, (614) 418-8225
Mark Kirkendall, Vice President, Treasurer, (614) 418-8021

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
New contracts	1,820	2,267	4,334	5,376
Average community count	172	181	173	188
Cancellation rate	11%	7%	9%	7%
Backlog units	5,213	5,488	5,213	5,488
Backlog sales value	$2,706,586	$2,489,926	$2,706,586	$2,489,926
Homes delivered	2,133	2,258	3,956	4,277
Average home closing price	$477	$411	$468	$404

Homebuilding revenue:
Housing revenue	$1,017,906	$927,506	$1,851,069	$1,725,785
Land revenue	3,374	4,899	6,911	5,747
Total homebuilding revenue	$1,021,280	$932,405	$1,857,980	$1,731,532

Financial services revenue	19,374	28,635	43,485	58,284
Total revenue	$1,040,654	$961,040	$1,901,465	$1,789,816

Cost of sales - operations	756,367	719,672	1,404,069	1,346,257
Gross margin	$284,287	$241,368	$497,396	$443,559
General and administrative expense	55,216	49,078	103,999	94,283
Selling expense	46,206	50,576	87,627	96,265
Operating income	$182,865	$141,714	$305,770	$253,011
Other income	(1)	(35)	(17)	(195)
Interest expense	693	452	1,364	1,628
Income before income taxes	$182,173	$141,297	$304,423	$251,578
Provision for income taxes	45,335	33,690	75,746	59,105
Net income	$136,838	$107,607	$228,677	$192,473

Earnings per share:
Basic	$4.88	$3.68	$8.10	$6.60
Diluted	$4.79	$3.58	$7.93	$6.43

Weighted average shares outstanding:
Basic	28,041	29,271	28,231	29,144
Diluted	28,590	30,093	28,826	29,935

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	June 30,
	2022	2021
Assets:
Total cash, cash equivalents and restricted cash (1)	$188,755	$371,806
Mortgage loans held for sale	194,450	172,760
Inventory:
Lots, land and land development	1,136,380	833,665
Land held for sale	10,524	3,840
Homes under construction	1,514,965	1,095,585
Other inventory	154,396	143,379
Total Inventory	$2,816,265	$2,076,469

Property and equipment - net	36,150	23,997
Investments in joint venture arrangements	55,625	32,833
Operating lease right-of-use assets	52,328	52,085
Goodwill	16,400	16,400
Deferred income tax asset	10,251	6,183
Other assets	123,100	108,879
Total Assets	$3,493,324	$2,861,412

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2025 - net	$—	$247,873
Senior notes due 2028 - net	395,718	394,944
Senior notes due 2030 - net	296,109	—
Notes payable - other	1,001	4,126
Total Debt - Homebuilding Operations	$692,828	$646,943

Notes payable bank - financial services operations	194,602	167,119
Total Debt	$887,430	$814,062

Accounts payable	329,384	221,909
Operating lease liabilities	53,058	52,450
Other liabilities	405,185	306,447
Total Liabilities	$1,675,057	$1,394,868

Shareholders’ Equity	1,818,267	1,466,544
Total Liabilities and Shareholders’ Equity	$3,493,324	$2,861,412

Book value per common share	$65.50	$50.02
Homebuilding debt to capital ratio (2)	28%	31%
(1)Includes $1.2 million and $0.5 million of restricted cash and cash held in escrow for the quarters ended June 30, 2022 and 2021, respectively.
(2)The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data (unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Cash provided by operating activities	$9,214	$98,633	$78,540	$173,801
Cash used in investing activities	$(4,829)	$(13,386)	$(11,463)	$(12,763)
Cash used in financing activities	$(34,236)	$(6,341)	$(114,690)	$(50,042)

Land/lot purchases	$120,667	$150,271	$214,615	$242,629
Land development spending	$106,543	$86,425	$207,240	$157,620
Land sale revenue	$3,374	$4,899	$6,911	$5,747
Land sale gross profit	$591	$926	$1,558	$1,176

Financial services pre-tax income	$8,667	$17,976	$21,722	$37,669

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net income	$136,838	$107,607	$228,677	$192,473
Add:
Provision for income taxes	45,335	33,690	75,746	59,105
Interest income	(750)	(543)	(1,307)	(268)
Interest amortized to cost of sales	7,536	9,438	14,863	17,643
Depreciation and amortization	4,286	4,124	8,474	8,234
Non-cash charges	2,018	2,141	3,849	4,243
Adjusted EBITDA	$195,263	$156,457	$330,302	$281,430

(1) We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS
	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
Region	2022	2021	Change	2022	2021	Change
Northern	722	884	(18)%	1,912	2,190	(13)%
Southern	1,098	1,383	(21)%	2,422	3,186	(24)%
Total	1,820	2,267	(20)%	4,334	5,376	(19)%

	HOMES DELIVERED
	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
Region	2022	2021	Change	2022	2021	Change
Northern	1,000	961	4%	1,760	1,762	—%
Southern	1,133	1,297	(13)%	2,196	2,515	(13)%
Total	2,133	2,258	(6)%	3,956	4,277	(8)%

	BACKLOG
	June 30, 2022			June 30, 2021
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	2,042	$1,036	$507,000	2,243	$1,050	$468,000
Southern	3,171	$1,670	$527,000	3,245	$1,440	$444,000
Total	5,213	$2,706	$519,000	5,488	$2,490	$454,000

	LAND POSITION SUMMARY
	June 30, 2022			June 30, 2021
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	7,601	7,764	15,365	6,655	8,344	14,999
Southern	17,196	15,285	32,481	11,608	17,433	29,041
Total	24,797	23,049	47,846	18,263	25,777	44,040